EXHIBIT 5.1

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January 17, 2005

TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328

Ladies and Gentlemen:

     We have acted as counsel to TurboChef Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), of a Registration Statement on Form S-3, File No. 333-121818 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 5,750,000 shares of its common stock, $.01 par value per share, to be sold to the underwriters named in the Registration Statement (the “Underwriters”), for resale by them to the public. Of these shares, 2,500,000 are to be sold by the Company (the “Company Shares”), 2,500,000 are to be sold by the selling stockholders identified in the Registration Statement (the “Selling Stockholder Shares”), and an additional 750,000 shares of Common Stock are subject to an over-allotment option granted to the Underwriters by one of the selling stockholders (the “Over-Allotment Shares”, and collectively with the Company Shares and Selling Stockholder Shares, the “Shares”).

     As such counsel, and in connection with this opinion, we have examined the Registration Statement and the exhibits thereto, and have reviewed originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Shares, as we have deemed relevant or necessary for the opinions expressed herein. During the course of such examination and review and in connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     As to certain factual matters relevant to the opinions expressed herein, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company, the selling stockholders identified in the Registration Statement or their representatives, and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     The opinions set forth herein are limited to the Delaware General Corporation Law and reported judicial decisions thereunder, and we do not express any opinion herein concerning any other law. Based upon the foregoing, it is our opinion that, (i) when sold by the Company pursuant to the Registration Statement, and provided no stop order shall have been issued by the Commission relating thereto, the Company Shares will be legally issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares and Over-Allotment Shares are legally issued, fully paid and nonassessable.

Letter to TurboChef Technologies, Inc.
January 17, 2005

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the Prospectus constituting a part of the Registration Statement, and any amendments thereto.

Very truly yours,

KILPATRICK STOCKTON LLP

By:	/s/ Reinaldo Pascual
Reinaldo Pascual, a Partner